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                                                                EXHIBIT 3.2


                     BEAR ISLAND PAPER COMPANY, L.L.C.

                            OPERATING AGREEMENT

          THIS OPERATING AGREEMENT is made as of November 3, 1997 by and between BEAR ISLAND PAPER COMPANY, L.L.C. (the "COMPANY") and BRANT-ALLEN INDUSTRIES, INC. as the sole Member of the Company.

                                 ARTICLE I
                                 FORMATION

          1.1. Formation. The Member acknowledges the formation of the Company as a Virginia limited liability company upon the filing of Articles of Organization with the Virginia State Corporation Commission and its issuance of a Certificate of Organization on November 3, 1997.

          1.2. Name. The name of the Company is "Bear Island Paper Company, L.L.C."

          1.3. Purpose. The purpose of the Company is to engage, directly or indirectly through acquisition of interests in other Persons, in the business of producing, selling and distributing newsprint by (i) constructing, owning and operating a paper mill (the "MILL") for the production of newsprint in Hanover County, Virginia on the land (the "REAL PROPERTY") described in the deed dated March 30, 1978 from Richmond Land Corporation to The Bato Company, Inc., a New York corporation, recorded on March 30, 1978 in the Clerk's Office, Circuit Court, Hanover County, Virginia in Deed Book 435 at page 667, as amended, and construction and operation of a deinking facility at the Mill to permit the Mill to produce recycled newsprint; (ii) selling and distributing the newsprint produced by the Mill; (iii) acquiring, through purchase, lease or otherwise, and trading in, timberlands and timber rights for the purpose of meeting supply requirements of the Mill; and (iv) doing all things which may be necessary or desirable in connection therewith without materially changing the essential nature of the Company s business (all of the foregoing being hereinafter referred to as the "business "). The Company may also pursue any other lawful activity approved by the Member.

          1.4. Term. The term of the Company shall continue until December 31, 2028, unless sooner dissolved and terminated in accordance with the Act and this Agreement.

                                 ARTICLE II
                                DEFINITIONS

          Terms defined elsewhere in the text of this Agreement shall have the meanings ascribed to them in text. Otherwise, as used in this Agreement:

          "ACT" means the Virginia Limited Liability Company Act,
     Virginia Code Sections 13.1-1000, et seq.

          "AFFILIATE" (or "CONTROLLING PERSON") means any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

          "AGREEMENT" means this Operating Agreement, as initially executed, or as amended from time to time, as the context may require.

          "BANKRUPTCY" , with respect to any Person, means (i) making an assignment for the benefit of creditors; (ii) filing a voluntary petition in bankruptcy, (iii) becoming the subject of an order for relief or being declared insolvent in any federal or state bankruptcy or insolvency proceeding (unless such order is dismissed within 90 days following entry); (iv) filing a petition or answer seeking for himself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation; (v) filing an answer or other pleading admitting or failing to contest the material allegation of a petition filed against him in any proceeding similar in nature to those described in the preceding clause, or otherwise failing to obtain dismissal of such petition within 120 days following its filing; or (vi) seeking, consenting to, or acquiescing in, the appointment of a trustee, receiver, or liquidator of all or any substantial part of his properties.

          "BOARD"  means the Board of Directors described in Section
     5.1.

          "CAPITAL CONTRIBUTION" means, with respect to any Member, the cash and the initial fair market value of any other property that a Member has contributed to the Company pursuant to the terms of this Agreement.

          "CAPITAL PROCEEDS" means the net cash proceeds realized by the Company from (1) refinancing of any Mortgage, (2) a Capital Transaction, or (3) elimination of any unnecessary funded reserve previously established and maintained in connection with any Mortgage or other Company financing.

          "CAPITAL TRANSACTION" means the sale, exchange, liquidation or other disposition of, or any condemnation award or casualty loss recovery with respect to, all or any part of the Property.

          "CODE" means the Internal Revenue Code of 1986, as amended, and any successor statute.

          "COMPANY" means Bear Island Paper Company, L.L.C.

          "INTEREST" means the entire ownership interest of a Member in the Company at any particular time, including, without limitation, allocations of profit or loss (or items thereof), distributions, any and all rights to vote and otherwise participate in the Company's affairs, and any benefits to which a Member may be entitled under this Agreement or the Act, together with the obligations of such Member to comply with the provisions of this Agreement and the Act.

          "LIQUIDATOR" means the Board or such Person as may be designated by the Board, or in the absence thereof, such other Person who is appointed in accordance with applicable law to take all actions related to winding up of the Company's business and distribution of the Company's assets.

          "MEMBER" means Brant-Allen Industries, Inc.

          "MORTGAGE" means any Company liability secured by real or personal property, or any interest therein, owned by the Company.

          "NET CASH FLOW" means, with respect to any fiscal year of the Company, all cash receipts of the Company (other than any Capital Proceeds) that are in excess of the amount that the Board determines is required to satisfy the Company obligations (including any obligations owed to any Member or Affiliate), the Company's operating expenses and working capital requirements, and the restoration, increase, or creation of reserves.

          "NOTICE" means a writing containing all information necessary to satisfy the purposes for which Notice is being given, which is personally delivered, sent by postal or reputable commercial overnight delivery service, or mailed, first-class postage prepaid, addressed, as applicable, to a Member at its address as appears from the Company's records and to any other Person at his last known address.

          "OFFICER" means the President and any other Person designated by the Board as an officer of the Company.

          "PERSON" means an individual, corporation (stock or nonstock), unincorporated association (profit or nonprofit), business trust, estate, partnership, limited liability company, trust, or two or more persons having a joint or common economic interest.

          "PROPERTY" means and any interest in any real or personal property owned or acquired from time to time by the Company.

                                ARTICLE III
                      MEMBER AND CAPITAL CONTRIBUTIONS

          3.1. Member and Capital Contributions. The sole Member and its business address are as follows:

                 Brant-Allen Industries, Inc.
                 80 Field Point Road
                 Greenwich, Connecticut  06830

     The Member has made a Capital Contribution to the Company in the amount of $5,000. The Member shall not be required to make any additional Capital Contributions to the Company without its written consent.

          3.2. Interest on Capital Contribution. The Member shall not be entitled to interest on its Capital Contribution.

          3.3. Member Loans. If the Company requires additional funds for any Company purpose then, subject to the provisions of
     Section 5.3(b) of this Agreement, it may borrow needed funds from the Member or other Person for such period of time and on such terms as the Board and the lender may agree.

          3.4. Loans not to be Treated as Capital Contributions. Loans or advances by the Member to the Company shall not be considered Capital Contributions and shall not increase the Capital Account balance of the lending or advancing Member. No Member shall be required to contribute or lend any money or property to the Company.

                                 ARTICLE IV
                       ALLOCATIONS AND DISTRIBUTIONS

          4.1. Allocation of Profits and Losses from Operations and Capital Transactions. All profits, losses and tax credits
     (including any gain or loss arising from a Capital Transaction), shall be allocated to the Member.

          4.2. Distributions of Net Cash Flow. Net Cash Flow of the Company shall be distributed to the Member annually (or at such other times as the Board may determine).

          4.3. Distribution of Capital Proceeds. Any Capital Proceeds shall be distributed to the Member after payment of debts of the Company to the extent required (including the payment of any debts or obligations to the Member) and the setting aside of any reserves which the Board deems reasonably necessary for contingent, unforeseen or unmatured Company obligations.

                                 ARTICLE V
                           MANAGEMENT OF COMPANY

          5.1. Board of Directors.

               (a) The operation of the Company shall be managed by a Board which shall consist of not less than one (1) nor more than eight (8) Directors selected by the Member as provided in Section
     5.2. The initial Directors, who shall serve until their successors are selected, shall be Edward D. Sherrick, Thomas E. Armstrong, Peter M. Brant, Joseph Allen, Michael Conroy and Robert Flug.

               (b) Subject to the approval rights reserved to the Member as provided in this Agreement, the Board shall have exclusive authority and full discretion with respect to management of the Company.

               (c) The Board shall act by resolution duly adopted at a meeting of the Board or by written consent of all Directors. Directors may vote or give their consent in person or by proxy.

               (d) No action may be taken by the Board without the affirmative vote of a majority of the Directors present at a meeting of Directors at which a quorum is present. A quorum for a meeting of Directors shall consist of a majority of the Directors.

          5.2  Selection and Removal of Directors.

               (a) The Member shall designate the Directors by Notice to such Directors and the Company.

               (b) The Member may, at any time, by Notice to the Directors and the Company, remove any or all of the Directors and substitute new Directors to serve in their stead.

               (c) If any Director is unwilling or unable to serve or is removed from office by the Member, the Member shall designate the successor to such Director.

          5.3. Exercise of Authority Granted to the Board.

               (a) Subject to the limitations of Section 5.3(b), the Board may delegate such general or specific authority to the Officers of the Company as it from time to time considers desirable, and the Officers may, subject to any restraints or limitations imposed by the Board, exercise the authority granted to them.

               (b) Notwithstanding anything contained herein to the contrary, the authority to determine the following matters with respect to the Company shall be retained by the Board and any action with respect thereto may be taken by the Officers of the Company (with such general or specific limitations as may be determined by the Board) only after the Board has approved the action in question in accordance with this Section:

                    (i)  appointing or removing any Officer;

                    (ii) determining the compensation to be paid to any Officer or entering into any agreement with respect to the employment of any Officer;

                    (iii) borrowing or incurring indebtedness on behalf of the Company;

                    (iv) assigning, transferring, pledging, or compromising any debts due to the Company, except on full payment;

                    (v) acquiring or starting up any business activity or venture or interest therein;

                    (vi) pledging, assigning or otherwise encumbering any property or assets of the Company;

                    (vii) selling or otherwise disposing of, or contracting to sell or otherwise dispose of, any of the Company s assets in any one transaction or in any series of transactions out of the ordinary course of business of the Company;

                    (viii) entering into any contract or commitment obligating the Company to make aggregate capital or other expenditures of more than $100,000 other than in the ordinary course of business of the Company;

                    (ix) reorganizing or restructuring the Company;

                    (x) voluntarily taking any action that would cause Bankruptcy of the Company; and

                    (xi) acquiring any equity or debt securities of any Member or any of its Affiliates, or otherwise make loans to any Member or any of its Affiliates.

          5.4. Meetings of the Board.

               (a) The Board shall hold not less than four (4) regular meetings each year on such dates and at such times as may be designated by the Board or the President.

               (b) Special meetings of the Board may be held at any time, upon call of the President or any Director.

               (c) Unless waived in writing by all of the Directors (either before or after a meeting) at least five (5) business days prior Notice of any meeting shall be given to each Director and the Member. Such Notice shall, in the case of a special meeting, state the purpose for which such meeting has been called. No business may be conducted or action taken at such meeting that is not provided for in such Notice.

               (d) Members of the Board may participate in a meeting of such Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

          5.5. Officers of the Company.

               (a) The Company shall have such Officers as may be designated by the Board pursuant to Section 5.3(b) from time to time, who shall act as agents of the Company, shall have such powers as are usually exercised by comparably designated officers of a Virginia corporation and shall have the power to bind the Company through exercise of such powers, to the extent consistent with the terms of this Agreement. The Officers designated as provided in Section 5.3(b) shall, unless and until removed from office, and subject to Section 5.5(d), act as agents of the Company.

               (b) Peter M. Brant is hereby appointed as Chairman of the Board and President of the Company and shall, unless and until removed from office, act as an agent of the Company. The President shall also serve as Chief Executive Officer of the Company.

               (c) The following are hereby appointed to the offices set forth opposite their respective names to serve until removed from office:

               Joseph Allen - Executive Vice President and Chief
               Operating Officer
               Edward D. Sherrick - Vice President of Finance
               Thomas E. Armstrong - Vice President of Sales and
               Manufacturing

          5.6. Execution of Documents.

               (a) Any deed, deed of trust, lease, bill of sale, security agreement, financing statement, contract of purchase or sale or other contract or instrument purporting to bind the Company or convey or encumber any of the assets of the Company, may be signed by any Officer, or such other person or persons as the Board may designate, after obtaining the approval required by this Agreement, and no other signature shall be required.

               (b) Any Person dealing with the Company shall be entitled to rely on a certificate of any Officer as conclusive evidence of the incumbency of any Officer and his authority to take action on behalf of the Company, and shall be entitled to rely on a copy of any resolution or other action taken by the Board and certified by any Officer as conclusive evidence of such action and of the authority of the Officer referred to in such resolution to bind the Company to the extent set forth therein.

          5.7. Approval Rights of Member. Notwithstanding anything in this Agreement to the contrary, the following actions by the Company shall require the written consent of the Member:

               (a) The adoption of a plan of merger or consolidation involving the Company;

               (b) The sale, lease, exchange or other disposition of all, or substantially all, of the property of the Company, otherwise than in the usual and ordinary course of business of the Company;

               (c)  Dissolution of the Company; or

               (d)  Amendment of this Agreement.

          5.8. Expenses. The Directors and the Officers shall be entitled to have the Company pay, or to be reimbursed by the Company for, all expenses reasonably incurred by them in furtherance of the business of the Company.

                                 ARTICLE VI
                              INDEMNIFICATION

          6.1. Indemnification of Members, Directors and Officers. Except as provided in Section 6.3, every Person who was or is a party, or who is threatened to be made a party, to any pending, completed or impending action, suit or proceeding of any kind, whether civil, criminal, administrative, arbitrative or investigative (whether or not by or in the right of the Company) by reason of (i) being or having been a Director, Officer or Member of the Company, (ii) being or having been a member, manager, partner, officer or director of any other entity at the request of the Company, or (iii) serving or having served in a representative capacity for the Company in connection with any partnership, joint venture, committee, trust, employee benefit plan or other enterprise, shall be indemnified by the Company against all expenses (including attorneys' fees), judgments, fines, penalties, awards, costs, amounts paid in settlement and liabilities of all kinds, actually incurred by him incidental to or resulting from such action, suit or proceeding to the fullest extent permitted under the Act, without limiting any other indemnification rights to which he otherwise may be entitled.
     The Company may, but shall not be required to, purchase insurance on behalf of such Person against liability asserted against or incurred by him in his capacity as a Director, Officer or Member whether or not the Company would have authority to indemnify him against the same liability under the provisions of this Section
     6.1 or the Act.

          6.2. Liability Limitation. Except as otherwise expressly provided in this Agreement, no Director, Officer or Member shall have liability to the Company or other Members for monetary damages resulting from a single transaction, occurrence or isolated course of conduct which does not constitute willful wrongdoing or intentional disregard of the terms of this Agreement, it being the intent and purpose of this Section 6.2 that no Director, Officer or Member have such liability for errors made in the exercise of good faith judgment and as a result of actions which such Director, Officer or Member reasonably believed to be in, or not opposed to, the best interest of the Company.

          6.3. Qualification of Indemnification and Liability Limitation. The indemnification rights and limitations on liabilities set forth in Sections 6.1 and 6.2 shall not apply to claims based upon any willful misconduct, intentional breach or disregard of the terms of this Agreement or knowing violation of criminal law, nor shall such indemnification rights and limitations on liabilities preclude the Company or any Member from recovery for any loss or damage otherwise covered under any insurance policy or fidelity bonding. Nothing herein shall be deemed to prohibit or limit the Company's right to pay, or obtain insurance covering, the costs (including attorneys' fees) to defend an indemnitee, Director, Officer or Member against any such claims, subject to a full reservation of rights to reimbursement in the event of a final adjudication adverse to such indemnitee, Director, Officer or Member.

          6.4. Advances for Expenses. Expenses (including attorneys' fees) incurred by or in respect of any such person in connection with any such action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, may be paid by the Company in advance of the final disposition thereof upon receipt of an undertaking by, or on behalf of, such person to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Company, in which case reimbursement shall not be required.

          6.5. Elimination of Liability. The Member acknowledges, agrees and desires that the liability of any Director, Officer or Member to the Company or to any Member shall be eliminated, to the maximum extent possible, pursuant to Virginia Code
     Section 13.1-1025, as amended. The provisions of this Article are in addition to, and not in substitution for, any other right to indemnity to which any person who is or may be indemnified by or pursuant to this Article may otherwise be entitled, and to the powers otherwise accorded by law to the Company to indemnify any such person and to purchase and maintain insurance on behalf of any such person against any liability asserted against or incurred by him in any capacity referred to in this Article or arising from his status as serving or having served in any such capacity (whether or not the Company would have the power to indemnify against such liability).

          6.6. No Retroactive Effect of Amendment. No amendment or repeal of this Article shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

          6.7. No Personal Liability of Members. Notwithstanding any other provisions of this Article VI, the indemnification provided in this Article shall not cause the Member to incur any liability beyond its total agreed Capital Contributions plus its share of any undistributed profits of the Company, nor shall it result in any liability of a Member to any third party.

                                ARTICLE VII
                      TRANSFER OF MEMBERSHIP INTEREST

          7.1. Transfer of Interest. The Member may transfer, sell, give, encumber, assign, pledge or otherwise dispose of all or any part of its Interest upon Notice to the Board and execution of such amendments to this Agreement and such other documents or instruments as the Board may reasonably require.

          7.2. Rights of Assignee or Transferee. Any transfer or assignment of a Membership Interest as set forth in this Article VII shall be effective only to give the transferee or assignee the right to receive the share of tax allocations and distributions to which the transferring Member would otherwise be entitled unless the transferring Member expressly provides in writing that the transferee or assignee shall have the right to become a Substitute Member and the assignee or transferee agrees to be bound by all the terms and conditions of this Agreement. Unless and until a transferee or assignee is admitted as a Substitute Member, the transferee or assignee shall have no right to exercise any of the powers, rights and privileges of a Member hereunder.

                                ARTICLE VIII
                                DISSOLUTION

          8.1. Events Resulting in Dissolution. The Company will be dissolved upon the earlier of the expiration of its term or the occurrence of any of the following:

               (a)  The election of the Member;

               (b) The expiration of 30 days following the sale or transfer of all of the assets of the Company; or

               (c) As otherwise required by the Act or the provisions of this Agreement.

          8.2. Winding Up and Distribution.

               (a)  Upon the dissolution of the Company pursuant to
     Section 8.1, the Company's business shall be wound up and its assets liquidated by the Liquidator as provided in this
     Section 8.2, and the net proceeds of such liquidation shall be distributed to the Member.

               (b) The Liquidator shall file all certificates and notices of the Company's dissolution required by law. The Liquidator shall sell and otherwise liquidate the Company's assets without unnecessary delay; provided however, that to the extent undue loss to the Members would result from immediate sale of any Company assets, the Liquidator may defer liquidation of such assets for a reasonable time, unless prohibited by the Act, or unless proceeds of liquidation are required to satisfy the Company's debts and liabilities to Persons other than the Member and Affiliates of the Member. Upon the complete liquidation of the Company's assets and distribution to the Member, it shall cease to be a Member of the Company, and the Liquidator shall execute, acknowledge and cause to be filed all certificates and notices required by law to terminate the existence of the Company.

               (c) Promptly following the Company's dissolution pursuant to Section 8.1, the Company's accountants shall prepare, and the Liquidator shall furnish to the Member, a statement setting forth the assets and liabilities of the Company.
     Promptly following the complete liquidation and distribution of the Company's assets, the Company's accountants shall prepare, and the Liquidator shall furnish to each Member, a statement of account for the liquidation and distribution of the Company's assets.

                                 ARTICLE IX
                               MISCELLANEOUS

          9.1. Books and Records. At all times during the term of the Company, the Company shall keep, or cause to be kept, full and faithful books of account, records and supporting documents, which shall reflect, completely, accurately and in reasonable detail, each transaction of the Company. The books of account, records and all documents and other writings of the Company shall be kept and maintained at the principal office of the Company. The Member or its designated representative shall have access to such financial books, records and documents during reasonable business hours and may inspect and make copies of any of them at its own expense. The Company shall keep at its principal office the following:

               (a) A current list of the full name and last known business address of each Member;

               (b) A copy of the Articles of Organization and Certificate of Organization and all Articles of Amendment and Certificates of Amendment;

               (c) Copies of the Company's federal, state and local income tax returns and reports, if any, for the three most recent years; and

               (d) Copies of the Agreement, as amended, and of any financial statements of the Company for the three most recent years.

          9.2. Custody of Company Funds; Bank Accounts.

               (a) The Board, or such Officer as the Board shall appoint, shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in his immediate possession or control. The Company's funds shall not be commingled with the funds of any other Person and no Director or Officer shall use, or permit use of, the Company's funds in any manner except for the benefit of the Company.

               (b) All funds of the Company not otherwise invested shall be deposited in one or more accounts maintained in such federally-insured financial institutions as the Board may deem appropriate, and withdrawals shall be made only in the regular course of Company business on such signature or signatures as the Board may specify.

          9.3. Tax Matters Partner. The Member shall be the "Tax Matters Partner" (as defined in Code Section 6231(a)(7)) for federal income tax purposes, and as such, shall represent the Company in dealing with the Internal Revenue Service or other state or federal tax authorities, and shall be the Member to whom all official government tax notices shall be sent.

          9.4. Accountants; Tax Filings and Financial Statements. The Company shall engage a certified public accountant or accounting firm to perform accounting services for the Company, which shall be selected by the Board. The accountant shall prepare all Company tax returns, and at least annually shall prepare financial statements for the Company effective as of the end of each fiscal year, to include a balance sheet, profit and loss statement, and cash flow statement.

          9.5. Tax Elections. In the event that a Member transfers all or any part of its Interest, the Company may elect to adjust the basis of Company assets in accordance with Code Sections 743 and 754, if the Board consents to such election. Except to the extent otherwise required as a consequence of an election made pursuant to Code Section 754 with respect to any Member's Interest, the determination of profits, losses and cash distributions shall be made in accordance with this Agreement. Appropriate adjustments shall be made in the determination of profits, losses and cash distributions to be allocated or made to any Member whose Interest has been affected by an election made pursuant to Code Section 754. Each Member shall furnish the Company with all information necessary to give effect to such election. The Board may, based upon the advice of the Company's accountants, cause the Company to may make any other election permitted under any provision of the Code.

          9.6. Fiscal Year. The fiscal year of the Company shall be the fiscal year of the Member.

          9.7. Amendment. This Agreement may be modified or amended only by a written instrument executed by the Member.

          9.8. Enforceability and Severability. The waiver by any party to this Agreement of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by any party. If any term or provision of this Agreement or the application thereof to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

          9.9. Binding Effect. This Agreement will inure to the benefit of and be binding upon the parties to this Agreement, their successors, heirs, personal representatives and assigns.

          9.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together will constitute one instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart.

          9.11. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia, without reference to its conflicts of laws rules.

          9.12. Pronouns and Plurals. All pronouns used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require in the context, and the singular form of nouns, pronouns and verbs shall include the plural, and vice versa, whichever the context may require.

          9.13. Entire Agreement. This Agreement contains the entire understanding of the Member. There are no representations, agreements, arrangements or understandings, oral or written, of the Member relating to the subject matter of this Agreement, which are not fully expressed in this Agreement.

               MEMBER:             BRANT-ALLEN INDUSTRIES, INC.

                                   By:  /s/ Joseph Allen
                                        _______________________
                                        Name:  Joseph Allen
                                        Title:  Chief Operating Officer

               COMPANY:            BEAR ISLAND PAPER COMPANY, L.L.C.

                                   By:  /s/ Peter M. Brant
                                        ________________________
                                        Name:  Peter M. Brant
                                        Title:  President

     SEEN AND AGREED:

               INITIAL DIRECTORS:

                                   /s/ PETER M. BRANT
                                   _________________________
                                   PETER M. BRANT

                                   /s/ JOSEPH ALLEN
                                   _________________________
                                   JOSEPH ALLEN

                                   /s/ EDWARD D. SHERRICK
                                   _________________________
                                   EDWARD D. SHERRICK

                                   /s/ THOMAS E. ARMSTRONG
                                   _________________________
                                   THOMAS E. ARMSTRONG

                                   /s/ MICHAEL CONROY
                                   _________________________
                                   MICHAEL CONROY

                                   /s/ ROBERT FLUG
                                   _________________________
                                   ROBERT FLUG